SECURITIES AND EXCHANGE COMMISSION



                             Washington, D.C.  20549



                                      FORM 8-K


                                   CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                                    May 20, 1997




                                  Mallinckrodt Inc.
               (Exact name of registrant as specified in its charter)




            New York                1-483            36-1263901
  (State or other jurisdiction   (Commission     (I.R.S. Employer
   of incorporation)              File Number)    Identification No.)



 7733 Forsyth Boulevard, St. Louis, MO                    63105-1820
(Address of principal executive offices)                  (ZIP Code)


Registrant's telephone number,                         (314) 854-5200
    including area code

Item 5.  Other Events
A press release was issued May 20, 1997. The relevant portion of that release was as follows:

PREMIER, INC., SELECTS MALLINCKRODT AS CORPORATE PARTNER

ST. LOUIS, Mo., and SAN DIEGO, Calif., May 20, 1997 - Premier, Inc., the nation's largest healthcare alliance, has named Mallinckrodt Inc. (NYSE:MKG) as its newest corporate partner. Premier represents about 30 percent of the hospital purchasing power in the United States, and a corporate partnership is the most prestigious of relationships Premier offers companies such as Mallinckrodt.
     As a result of the partnership, all existing sole-source agreements between Mallinckrodt and Premier, which cover X-ray contrast media, radiopharmaceuticals and other specific hospital products for intensive care units and emergency and operating rooms, will be extended in duration to seven years beginning July 1, 1997. The partnership includes substantial across-the-board savings on all products for Premier members.
     "The selection of Mallinckrodt as a corporate partner is a reflection of the company's willingness to be proactive, flexible and innovative," said Lynn Detlor, president, Premier Purchasing Partners, L. P. "Mallinckrodt has consistently responded to the needs of our members and supported and customized its various programs that bring benefit to our membership. Our working relationship has been outstanding."
     C. Ray Holman, chairman and chief executive officer of Mallinckrodt, said: "We are pleased to see our ever-expanding relationship with Premier culminate in this new level of business alliance. We are committed long-term to Premier and anticipate delivering extraordinary benefit to Premier members by providing cost-effective products and services that contribute significantly to reduced healthcare costs."
     As a corporate partner, Mallinckrodt's products will be used preferentially by Premier members, who will receive improved value and broad access to services and new technology. To be considered for a Premier corporate partnership, a company must meet a variety of criteria, including a broad portfolio of products and services and leading edge technology. Currently, fewer than 10 major corporations have been selected as Premier corporate partners.
     Mallinckrodt Inc. serves healthcare and specialty chemicals markets worldwide. The company is a major producer of diagnostic imaging agents, medical devices, pain relief pharmaceuticals, catalysts, and laboratory and microelectronic chemicals. The St. Louis, Missouri-based company, with fiscal 1996 net sales of $2.2 billion, sells more than 1,000 products in more than 100 countries. The Mallinckrodt web site address is (www.mallinckrodt.com).
     Premier maintains major offices in Charlotte, N. C., Chicago, Ill., San Diego, Calif., and Washington, D. C., to serve its 240 owners and the 700 hospitals and healthcare facilities they operate, and approximately 1,100 other affiliated hospital and healthcare organizations. Group purchasing of supplies, pharmaceuticals and equipment is one of the major programs Premier operates to support its owners' and affiliates' efforts to hold down healthcare costs, improve quality and stay ahead of advances in clinical knowledge, technology and market changes such as managed care.

                               # # #

Mallinckrodt Inc.



ROGER A. KELLER
Vice President, Secretary
and General Counsel

DATE:  May 21, 1997